EXHIBIT 10.1

July 21, 2006

Joseph E. Sarachek
22 Harvest Drive
Scarsdale, NY 10583

Re: Engagement as Chief Executive Officer and Member of the Board of Directors

Dear Mr. Sarachek :

This letter agreement (this “Agreement”) confirms the terms pursuant to which PubliCARD, Inc. (the “Company”) engages Joseph E. Sarachek (“Sarachek”) to serve as Chief Executive Officer of the Company. In connection with his service as Chief Executive Officer, Sarachek will provide financial and restructuring advisory services on behalf of the Company which may include serving as the senior operations officer of the Company, overseeing the Company’s operations, analyzing, assisting and developing a financial restructuring plan involving the Company, assisting the Company in developing and negotiating a prospective plan of reorganization with its creditors, selling the Company through a merger or otherwise, selling the Company’s assets, purchasing assets or companies, and/or raising additional debt/equity capital for the Company (each, a “Transaction”), and such other tasks that may be reasonably requested by the Company’s Board of Directors. The Company will take such actions within its authority to cause Sarachek to be elected as a member of the Company’s Board of Directors (and to retain such status) during the term of this Agreement.

Sarachek shall have control of the manner and means by which his services are performed under this Agreement and shall report to, and be subject to the general direction of, the Company’s Board of Directors. Sarachek shall be treated as an independent contractor for all employment and tax law purposes. Sarachek agrees to devote such time and effort as he reasonably determines is necessary to perform the services required of him under this Agreement. The Company acknowledges that Sarachek’s engagement as an independent contractor under this Agreement shall not require him to devote his full attention and business time to the Company. During the term of this Agreement, Sarachek may engage in, provide services to or possess an interest in any other business ventures of any nature or description, independently or with others, to the extent such actions do not breach Sarachek’s fiduciary duties as an officer and director of the Company.

This Agreement shall become effective as of the date hereof upon the execution by both the Company and Sarachek and may be terminated on 30 days’ prior written notice by the Company or Sarachek. The termination of this Agreement shall not affect: a) any compensation earned by Sarachek up to the date of termination; b) any compensation which Sarachek may otherwise become entitled to hereunder; c) the reimbursement of expenses incurred by Sarachek up to the date of termination; or d) Sarachek’s rights to indemnification in accordance with this Agreement and the attached indemnification provisions, which are incorporated herein, all of which shall remain in full force and effect.

Compensation of Services

I.
The Company shall pay Sarachek a monthly fee of $15,000 (“Monthly Fee”). The initial Monthly Fee shall be paid upon the execution of this Agreement and each subsequent Monthly Fee shall be paid on the 21st of each month thereafter.

II.
In addition to the Monthly Fee, promptly after the date hereof Sarachek shall be granted options (the “Initial Grant”) priced at the market price of the Company’s common stock at the date of grant for 10% of the fully diluted shares of the Company, which shall become vested and immediately exercisable upon the consummation of the Initial Transaction (as defined below) and shall include such other terms and conditions, including registration rights, as provided in the stock option agreement attached hereto as Appendix B (the “Stock Option Agreement”). The Initial Grant shall be made, to the extent shares are available, under the Company’s stock incentive plans, and any additional shares shall be outside of such plans. In connection with the consummation of the first Transaction after the date hereof (the “Initial Transaction”), Sarachek shall be granted, in the amount provided below, additional options (“Additional Options”) to purchase shares of the Company’s common stock (or any successor company) priced at the market price of the Company’s common stock at the date of grant which shall be immediately vested and exercisable and shall otherwise be on the same terms and conditions, including registration rights, as the Initial Grant. The amount of Additional Options to be granted shall equal such number of shares as shall provide Sarachek with options to purchase 10% of the fully diluted shares of the Company (or any successor company) after giving effect to the Initial Transaction and taking into consideration the Initial Grant.

III.
In addition to the Monthly Fee, during the term of this Agreement, the Company shall pay Sarachek a cash Transaction Fee (the “Transaction Fee”), subject to V below, upon consummation of each Transaction based on the aggregate value thereof received by the Company or its stockholders, including the gross proceeds of any financing (whether in cash, securities or other-in-kind consideration, including assumption of debt ) as follows:

Aggregate Transaction Value	Cumulative Transaction Fee
From 0 to $1,000,000	4%, plus
From $1,000,000 to $5,000,000	5% of the incremental, plus
From $5,000,000 to $10,000,000	6% of the incremental, plus,
Over $10,000,000	7% of any amount over $10,000,000

IV.
Sarachek shall be reimbursed for all reasonable out-of-pocket expenses incurred in carrying out the terms of this Agreement, including telephone, travel, facsimile, courier, computer time charges and attorneys’ fees (to the extent necessary), food, messenger services, postage and copying.

V.
The Transaction Fee and any other fees that are unpaid, shall be paid out of the proceeds of any Transaction. Sarachek shall be entitled to payment in full of his Monthly Fees and expenses, regardless of whether any Transaction is successfully completed.

Payment of all fees and expenses incurred under this Agreement, are solely the responsibility of the Company. The Company shall reimburse Sarachek up to $7,000 for the legal fees of Kronish Lieb Weiner & Hellman LLP incurred in connection with the preparation and negotiation of this Agreement. For a period of one year following termination of this Agreement by the Company without cause, Sarachek shall be entitled to receive Transaction Fees in connection with each Transaction the Company or its successors consummates with any party (or its affiliates) with whom Sarachek or the Company have contacted during the term of this Agreement.

Indemnification/Insurance

The Company shall indemnify (including advancement of expenses) and hold harmless Sarachek to maximum extent permitted by law and shall execute the Indemnification Agreement attached hereto as Appendix A, the terms and conditions of which are hereby incorporated herein by reference.

If at any time after the termination of this Agreement, Sarachek is called upon by the Company or is legally required to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated herein (including, but not limited to, producing of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay Sarachek’s then current hourly rates for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, including the reasonable legal fees and expenses of Sarachek’s counsel.

During the term of this Agreement, the Company shall not amend, repeal or otherwise modify its articles of incorporation or by-laws, each as amended (together, the “Charter Documents”), in a manner that would adversely affect Sarachek’s rights to indemnification and exculpation thereunder. For a period of six years following the termination of this Agreement, the Company shall indemnify (including advancement of expenses) and hold harmless Sarachek to maximum extent permitted by law and, in addition, to the same extent as he will be indemnified by the Company as an officer and director of the Company or in connection with any other capacities indemnifiable thereunder pursuant to the Company’s Charter Documents immediately prior to the termination of this Agreement for acts or omissions which occurred at or prior to such termination.

During the term of this Agreement, the Company shall use reasonable efforts to maintain officers’ and directors’ liability insurance with at least as favorable terms and coverage amounts as it currently has in place, which policy shall cover Sarachek in his capacity as an officer and director of the Company and in connection with any other capacities coverable thereunder.

If the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company or its assets shall assume the obligations set forth in this Agreement.

Disclosure

All non-public information provided by the Company to Sarachek will be considered as confidential information and shall be maintained as such by Sarachek, except as required by law or as required to enable Sarachek to perform his services pursuant to this Agreement, until the same becomes known to the public without release thereof by Sarachek.

Sarachek will not be responsible for independently verifying the accuracy of any information provided to Sarachek by the Company or its agents (the “Information”) and he shall not be liable for inaccuracies in any Information provided to Sarachek by or at the direction of the Company.

Entire Agreement, Governing Laws and Jurisdiction, Etc.

This Agreement, the Stock Option Agreement and the Indemnification Agreement set forth the entire understanding of the parties relating to the subject matter hereof and supersede and cancel any prior communications, understandings and agreements between the parties with respect to the subject matter hereof. This Agreement cannot be terminated or changed, nor can any of its provisions be waived, except by written agreement signed by the Company and Sarachek. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Sarachek.

This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such state by citizens thereof. Any dispute arising out of this Agreement shall be adjudicated by the American Arbitration Association.

Acceptance

Please confirm that the foregoing is in accordance with your understanding by signing in the space indicated below and returning an executed copy of this Agreement to the Company. A telecopy of a signed original of this Agreement shall be sufficient to bind the parties whose signatures appear hereon.

Very truly yours,

PubliCARD, Inc.

By: /s/ Antonio L. DeLise

ACCEPTED AND AGREED TO:

By: /s/ Joseph E. Sarachek
Joseph E. Sarachek

Date: July 21, 2006